FOR IMMEDIATE RELEASE
August 3, 2023
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS SECOND QUARTER
2023 RESULTS

•Earnings per share ("EPS")* for the second quarter of 2023 was $0.90 compared to $0.96 per share for the second quarter of 2022 which included a non-recurring gain of $0.08 per share; Operating income for the quarter grew 7.1 percent from the prior year quarter to $28.3 million
•Year-to-date EPS was $2.94 compared to $3.04 per share in the prior year
•Customer consumption was significantly impacted by historically warmer temperatures during the quarter and the six months ended June 30, 2023, lowering EPS by approximately $0.09 and $0.38 per share, respectively
•Adjusted gross margin growth of $7.4 million was driven by regulatory initiatives, natural gas organic growth, increased demand for CNG, RNG and LNG services and continued pipeline expansion projects
•Multiple new project updates, including the announcement of two new pipeline projects that will drive future earnings growth
•Reiteration of long-term earnings and capital expenditures guidance, including continued capital expenditure guidance of $200 million to $230 million for 2023

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the three and six months ended June 30, 2023.

In the second quarter of 2023, the Company's net income was $16.1 million, compared to $17.1 million reported in the same quarter of 2022. EPS in the quarter was $0.90 per share, compared to $0.96 per share reported in the same prior-year period. Net income in the second quarter of 2022 also included a $1.9 million one-time building sale gain, or EPS of $0.08.

Earnings during the second quarter of 2023 were driven by contributions from the Company's Florida natural gas base rate proceeding, organic growth in the Company's natural gas distribution businesses, increased propane margins and fees, continued pipeline expansion projects, increased demand for compressed natural gas ("CNG"), renewable natural gas ("RNG") and liquefied natural gas ("LNG") services and incremental contributions associated with regulated infrastructure programs. These contributions were partially offset by the continued presence of significantly warmer weather on the Delmarva Peninsula and in Ohio during the second quarter of 2023 as well as higher interest expense associated with the Company's short-term borrowings.

For the first half of 2023, net income was $52.5 million compared to $54.0 million for the same period in 2022. EPS for the first half of 2023 was $2.94 compared to $3.04 per share reported in the same prior-year period.

For the first half of 2023, earnings were impacted by significantly warmer weather in our service territories during which, the Delmarva Peninsula and Ohio experienced temperatures that were more than 20
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percent higher than historical averages. The impacts of weather for the first half of 2023 were primarily offset by the factors noted above.

“The Company’s growth on a year-to-date basis continues to be overshadowed by warmer temperatures and the ongoing inflationary environment," commented Jeff Householder, president and CEO. "In the first half of 2023, growth investments, regulatory initiatives and continued expense management, enabled us to reach within $0.10 per share of 2022 year-to-date EPS, despite a cumulative gross weather impact of $0.38 per share," continued Householder. "During the second quarter alone, our adjusted gross margin and operating income grew by 8.1 percent and 7.1 percent, respectively, driven by contributions from the natural gas rate case settlement in Florida and organic residential customer growth that continues to track above industry levels at 5.5 percent and 4.0 percent, respectively for our Delmarva and Florida natural gas distribution businesses.”

“We continue to find ways to drive incremental growth, even in the midst of challenging weather conditions and continued economic pressures. Within this release, we introduced two new pipeline projects – Lake Wales, which was an acquisition, is already contributing to the bottom line and Newberry, which was recently approved by the Florida Public Service Commission. We also recently received approval for our regulatory filing with the Florida PSC for the GUARD program. Demand for new pipeline infrastructure continues to be robust, largely driven by customer growth. Our team remains ever focused on executing on our growth strategy, achieving another record year of performance and driving increased shareholder value,“ concluded Householder.

Capital Investment and Earnings Guidance Update

The Company continues to support its long-term capital expenditures and EPS guidance ranges. The Company's capital expenditures guidance ranges from $900 million to $1.1 billion for the five years ended 2025, while the EPS guidance range is $6.15 to $6.35 per share for 2025. Capital expenditures for the six months ended June 30, 2023 were $91.9 million, and the full year estimate for 2023 continues to range from $200 million to $230 million.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to both Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, including Adjusted Gross Margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross
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Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.

Reconciliation of GAAP to Non-GAAP Adjusted Gross Margin

	For the Three Months Ended June 30, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$101,141	$40,751	$(6,299)	$135,593
Cost of Sales:
Natural gas, propane and electric costs	(23,886)	(18,116)	6,209	(35,793)
Depreciation & amortization	(13,035)	(4,269)	1	(17,303)
Operations & maintenance expense (1)	(9,240)	(7,520)	(2)	(16,762)
Gross Margin (GAAP)	54,980	10,846	(91)	65,735
Operations & maintenance expense (1)	9,240	7,520	2	16,762
Depreciation & amortization	13,035	4,269	(1)	17,303
Adjusted Gross Margin (Non-GAAP)	$77,255	$22,635	$(90)	$99,800

	For the Three Months Ended June 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$92,193	$53,463	$(6,186)	$139,470
Cost of Sales:
Natural gas, propane and electric costs	(21,573)	(31,701)	6,158	(47,116)
Depreciation & amortization	(13,140)	(4,074)	(2)	(17,216)
Operations & maintenance expense (1)	(8,324)	(6,699)	(521)	(15,544)
Gross Margin (GAAP)	49,156	10,989	(551)	59,594
Operations & maintenance expense (1)	8,324	6,699	521	15,544
Depreciation & amortization	13,140	4,074	2	17,216
Adjusted Gross Margin (Non-GAAP)	$70,620	$21,762	$(28)	$92,354

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	For the Six months ended June 30, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$243,411	$123,916	$(13,605)	$353,722
Cost of Sales:
Natural gas, propane and electric costs	(79,174)	(58,687)	13,479	(124,382)
Depreciation & amortization	(25,987)	(8,503)	4	(34,486)
Operations & maintenance expense (1)	(18,527)	(15,996)	3	(34,520)
Gross Margin (GAAP)	119,723	40,730	(119)	160,334
Operations & maintenance expense (1)	18,527	15,996	(3)	34,520
Depreciation & amortization	25,987	8,503	(4)	34,486
Adjusted Gross Margin (Non-GAAP)	$164,237	$65,229	$(126)	$229,340

	For the Six months ended June 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$220,084	$154,754	$(12,488)	$362,350
Cost of Sales:
Natural gas, propane and electric costs	(67,016)	(89,708)	12,427	(144,297)
Depreciation & amortization	(26,225)	(7,954)	(14)	(34,193)
Operations & maintenance expense (1)	(16,485)	(13,756)	(944)	(31,185)
Gross Margin (GAAP)	110,358	43,336	(1,019)	152,675
Operations & maintenance expense (1)	16,485	13,756	944	31,185
Depreciation & amortization	26,225	7,954	14	34,193
Adjusted Gross Margin (Non-GAAP)	$153,068	$65,046	$(61)	$218,053

(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Operating Results for the Quarters Ended June 30, 2023 and 2022

Consolidated Results

	Three Months Ended
	June 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$99,800	$92,354	$7,446	8.1%
Depreciation, amortization and property taxes	23,628	22,854	774	3.4%
Other operating expenses	47,826	43,031	4,795	11.1%
Operating income	$28,346	$26,469	$1,877	7.1%

Operating income for the second quarter of 2023 was $28.3 million, an increase of $1.9 million or 7.1 percent compared to the same period in 2022. Adjusted gross margin in the second quarter of 2023 was positively impacted by contributions from the Company's Florida natural gas base rate proceeding, organic growth in the Company's natural gas distribution businesses, increased propane margins and fees, continued pipeline expansion projects, increased demand for CNG, RNG and LNG services and incremental contributions associated with regulated infrastructure programs. These increases in adjusted gross margin were partially offset by reduced consumption, including the continued effects of warmer temperatures experienced during the second quarter of 2023. Higher operating expenses were largely associated with increased employee costs driven by growth initiatives, the ongoing competitive labor market and higher benefits costs compared to the prior-year period. Operating income was also impacted by higher property taxes during the second quarter of 2023.

Regulated Energy Segment

	Three Months Ended
	June 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$77,255	$70,620	$6,635	9.4%
Depreciation, amortization and property taxes	18,854	18,380	474	2.6%
Other operating expenses	29,110	26,399	2,711	10.3%
Operating income	$29,291	$25,841	$3,450	13.4%

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The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Rate changes associated with the Florida natural gas base rate proceeding (1)	$3,873
Natural gas growth including conversions (excluding service expansions)	1,844
Natural gas transmission service expansions	1,113
Increased adjusted gross margin from off-system natural gas capacity sales	637
Contributions from regulated infrastructure programs	395
Changes in customer consumption - primarily related to weather	(1,148)
Other variances	(79)
Quarter-over-quarter increase in adjusted gross margin**	$6,635
(1) Includes adjusted gross margin contributions from permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$1,305
Increased facilities expenses, maintenance costs and outside services	682
Increased costs related to credit and collections	345
Other variances	379
Quarter-over-quarter increase in other operating expenses	$2,711

Unregulated Energy Segment

	Three Months Ended June 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$22,635	$21,762	$873	4.0%
Depreciation, amortization and property taxes	4,777	4,466	311	7.0%
Other operating expenses	18,851	16,736	2,115	12.6%
Operating income (loss)	$(993)	$560	$(1,553)	(277.3)%

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The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Increased propane margins and service fees	$1,512
Reduced customer consumption due to conversion of customers to the Company's natural gas system	(591)
Propane customer consumption - primarily weather related	(381)
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG Services	478
Aspire Energy
Reduced customer consumption - primarily weather related	(45)
Other variances	(100)
Quarter-over-quarter increase in adjusted gross margin**	$873
The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$1,908
Increased facilities expenses, maintenance costs and outside services	291
Other variances	(84)
Quarter-over-quarter increase in other operating expenses	$2,115
Operating Results for the Six Months Ended June 30, 2023 and 2022

Consolidated Results

	Six Months Ended June 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$229,340	$218,053	$11,287	5.2%
Depreciation, amortization and property taxes	47,118	45,418	1,700	3.7%
Other operating expenses	98,961	91,301	7,660	8.4%
Operating income	$83,261	$81,334	$1,927	2.4%

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Operating income for the first half of 2023 was $83.3 million, an increase of $1.9 million or 2.4 percent compared to the same period in 2022, despite significantly warmer temperatures in the Company's northern service territories experienced during the first half of 2023. Adjusted gross margin for the first half of 2023 was positively impacted by contributions from the Company's Florida natural gas base rate proceeding, increased propane margins and fees, organic growth in the Company's natural gas distribution businesses, increased demand for CNG, RNG and LNG services, continued pipeline expansion projects and incremental contributions associated with regulated infrastructure programs. These increases in adjusted gross margin were partially offset by reduced consumption experienced during the first half of 2023 largely due to the unprecedented temperatures in our northern service territories primarily during the first quarter. The Company recorded higher employee costs driven by growth initiatives, the ongoing competitive labor market and higher benefits costs compared to the prior-year period, increased costs related to our facilities, maintenance and outside services, and higher property taxes.

Regulated Energy Segment

	Six Months Ended
	June 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$164,237	$153,068	$11,169	7.3%
Depreciation, amortization and property taxes	37,524	36,631	893	2.4%
Other operating expenses	59,797	55,898	3,899	7.0%
Operating income	$66,916	$60,539	$6,377	10.5%

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Rate changes associated with the Florida natural gas base rate proceeding (1)	$7,970
Natural gas growth including conversions (excluding service expansions)	3,366
Natural gas transmission service expansions	1,594
Contributions from regulated infrastructure programs	1,193
Changes in customer consumption - primarily related to weather	(3,013)
Eastern Shore contracted rate adjustments	(285)
Other variances	344
Period-over-period increase in adjusted gross margin**	$11,169
(1) Includes adjusted gross margin contributions from interim rates and permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$1,598
Increased facilities expenses, maintenance costs and outside services	1,064
Increased costs related to credit and collections	426
Other variances	811
Period-over-period increase in other operating expenses	$3,899

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Unregulated Energy Segment

	Six Months Ended
	June 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$65,229	$65,046	$183	0.3%
Depreciation, amortization and property taxes	9,598	8,762	836	9.5%
Other operating expenses	39,379	35,671	3,708	10.4%
Operating income	$16,252	$20,613	$(4,361)	(21.2)%

The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Propane customer consumption - primarily weather related	$(4,924)
Increased propane margins and service fees	4,576
Decreased customer consumption due to conversion of customers to our natural gas system	(591)
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG Services	1,766
Aspire Energy
Reduced customer consumption - primarily weather related	(553)
Other variances	(91)
Period-over-period increase in adjusted gross margin**	$183
The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$2,733
Increased facilities expenses, maintenance costs and outside services	889
Other variances	86
Period-over-period increase in other operating expenses	$3,708
Sustainability Initiatives
In May 2023, Chesapeake Utilities published its most recent sustainability report, and the Company continues to remain steadfast in regards to its sustainability commitments, including:

•Maintaining a leading role in the journey to a lower carbon future in its service areas.

•Continuing to promote a diverse and inclusive workplace and further the sustainability of the communities it serves.

•Operating its businesses with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its
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stakeholders. The Company encourages its investors to review the report, which can be accessed on the Company's website, and welcomes feedback as it continues to enhance its sustainability disclosures.

Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2022 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2023 for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Friday, August 4, 2023 at 8:30 a.m. Eastern Time to discuss the Company’s financial results for the three and six months ended June 30, 2023. To listen to the Company’s conference call via live webcast, please visit the Events & Presentations section of the Investors page on www.chpk.com. For investors and analysts that wish to participate by phone for the question and answer portion of the call, please use the following dial-in information:

Toll-free: 800.343.5172
International: 203.518.9848
Conference ID: CPKQ223

A replay of the presentation will be made available on the previously noted website following the conclusion of the call.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6022

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

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Financial Summary
(in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Adjusted Gross Margin
Regulated Energy segment	$77,255	$70,620	$164,237	$153,068
Unregulated Energy segment	22,635	21,762	65,229	65,046
Other businesses and eliminations	(90)	(28)	(126)	(61)
Total Adjusted Gross Margin**	$99,800	$92,354	$229,340	$218,053

Operating Income (Loss)
Regulated Energy segment	$29,291	$25,841	$66,916	$60,539
Unregulated Energy segment	(993)	560	16,252	20,613
Other businesses and eliminations	48	68	93	182
Total Operating Income	28,346	26,469	83,261	81,334
Other income, net	831	2,584	1,107	3,498
Interest charges	6,964	5,825	14,196	11,164
Income Before Income Taxes	22,213	23,228	70,172	73,668
Income taxes	6,080	6,177	17,695	19,683
Net Income	$16,133	$17,051	$52,477	$53,985

Earnings Per Share of Common Stock
Basic	$0.91	$0.96	$2.95	$3.05
Diluted	$0.90	$0.96	$2.94	$3.04
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Financial Summary Highlights

Key variances between the second quarter of 2022 and the second quarter of 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2022 Reported Results	$23,228	$17,051	$0.96

Adjusting for Non-recurring Items:
Absence of gain from sales of assets	(1,902)	(1,382)	(0.08)
	(1,902)	(1,382)	(0.08)

Increased (Decreased) Adjusted Gross Margins:
Contribution from rates associated with Florida natural gas base rate proceeding*	3,873	2,813	0.16
Natural gas growth including conversions (excluding service expansions)	1,844	1,339	0.08
Increased propane margins and service fees	1,512	1,098	0.06
Natural gas transmission service expansions*	1,113	809	0.05
Increased adjusted gross margin from off-system natural gas capacity sales	637	463	0.03
Increased margins related to demand for CNG/RNG/LNG services*	478	347	0.02
Contributions from regulated infrastructure programs*	395	287	0.02
Customer consumption - primarily resulting from weather	(2,165)	(1,572)	(0.09)
	7,687	5,584	0.33

(Increased) Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Increased payroll, benefits and other employee-related expenses	(3,124)	(2,269)	(0.13)
Increased facilities expenses, maintenance costs and outside services	(1,008)	(732)	(0.04)
Depreciation, amortization and property taxes	(774)	(562)	(0.03)
	(4,906)	(3,563)	(0.20)

Interest charges	(1,139)	(827)	(0.05)
Net other changes	(755)	(730)	(0.06)
	(1,894)	(1,557)	(0.11)
Second Quarter of 2023 Reported Results	$22,213	$16,133	$0.90

* Refer to Major Projects and Initiatives Table for additional information.

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Key variances between the six months ended June 30, 2022 and the six months ended June 30, 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six months ended June 30, 2022 Reported Results	$73,668	$53,985	$3.04

Adjusting for Non-recurring Items:
Absence of gain from sales of assets	(1,902)	(1,423)	(0.08)
One-time benefit associated with reduction in state tax rate	—	1,284	0.07
	(1,902)	(139)	(0.01)

Increased (Decreased) Adjusted Gross Margins:
Customer consumption - primarily resulting from weather	(9,081)	(6,792)	(0.38)
Contribution from rates associated with Florida natural gas base rate proceeding*	7,970	5,962	0.33
Increased propane margins and service fees	4,576	3,423	0.19
Natural gas growth including conversions (excluding service expansions)	3,366	2,518	0.14
Increased margins related to demand for CNG/RNG/LNG services*	1,766	1,321	0.07
Natural gas transmission service expansions*	1,594	1,192	0.07
Contributions from regulated infrastructure programs*	1,193	892	0.05
Eastern Shore contracted rate adjustments	(285)	(213)	(0.01)
	11,099	8,303	0.46

Increased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Increased payroll, benefits and other employee-related expenses	(4,267)	(3,191)	(0.18)
Increased facilities expenses, maintenance costs and outside services	(2,069)	(1,548)	(0.09)
Depreciation, amortization and property taxes	(1,700)	(1,272)	(0.07)
	(8,036)	(6,011)	(0.34)

Interest charges	(3,032)	(2,268)	(0.13)
Changes in Other income, net	(489)	(366)	(0.02)
Net other changes	(1,136)	(1,027)	(0.06)
	(4,657)	(3,661)	(0.21)
Six months ended June 30, 2023 Reported Results	$70,172	$52,477	$2.94

* Refer to Major Projects and Initiatives Table for additional information.

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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, further grow its businesses and earnings, and increase shareholder value. The following table includes the major projects and initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year. The discussion of the Company's major projects accompanying this table, includes those projects which began generating adjusted gross margin in the current year, or those which are expected to contribute adjusted gross margin beginning in future years. A comprehensive discussion of all projects reflected below can be found in the Company's second quarter 2023 Quarterly Report on Form 10-Q. The Company's practice is to add new projects and initiatives to this table once negotiations or details are substantially final and/or the associated earnings can be estimated.

	Adjusted Gross Margin
	Three Months Ended		Six Months Ended		Year Ended	Estimate for
	June 30,		June 30,		December 31,	Fiscal
(in thousands)	2023	2022	2023	2022	2022	2023	2024
Pipeline Expansions:
Guernsey Power Station	$369	$368	$734	$631	$1,377	$1,486	$1,482
Southern Expansion	—	—	—	—	—	586	2,344
Winter Haven Expansion	163	28	302	61	260	576	626
Beachside Pipeline Expansion	603	—	603	—	—	1,825	2,451
North Ocean City Connector	—	—	—	—	—	—	200
St. Cloud / Twin Lakes Expansion	—	—	—	—	—	268	584
Clean Energy (1)	269	—	516	—	126	1,009	1,009
Wildlight	67	—	93	—	—	528	2,000
Lake Wales	38	—	38	—	—	265	454
Newberry	—	—	—	—	—	TBD	TBD
Total Pipeline Expansions	1,509	396	2,286	692	1,763	6,543	11,150

CNG/RNG/LNG Transportation and Infrastructure	2,905	2,427	6,426	4,660	11,100	12,558	12,280

Regulatory Initiatives:
Florida GUARD program	—	—	—	—	—	37	1,412
Capital Cost Surcharge Programs	703	497	1,423	1,014	2,001	2,811	3,558
Florida Rate Case Proceeding (2)	3,873	—	7,970	—	2,474	16,289	17,153
Electric Storm Protection Plan	436	—	642	—	486	960	2,433
Total Regulatory Initiatives	5,012	497	10,035	1,014	4,961	20,097	24,556

Total	$9,426	$3,320	$18,747	$6,366	$17,824	$39,198	$47,986

(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin during 2023 comprised of both interim rates and permanent base rates which became effective in March 2023.

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15-15-15-15
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

Southern Expansion
Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts/d of incremental firm transportation pipeline capacity. The Company obtained FERC approval for this project in December 2022 and it is currently estimated to go into service in the fourth quarter of 2023.

Beachside Pipeline Expansion
In June 2021, Peninsula Pipeline and an unrelated party, Florida City Gas, entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline constructed approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida area east under the Intercoastal Waterway and southward on the barrier island. Construction is complete and the project went into service in April 2023.

North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. installed approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project reinforces the Company's existing system in Ocean City, Maryland and enables incremental growth along the pipeline. Construction of this project was completed in the second quarter of 2023. Adjusted gross margin in connection with this project is expected to be recognized contingent upon the completion and approval of the Company's next rate case in Maryland.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Public Service Commission ("PSC") for the State of Florida for approval of its Transportation Service Agreement with the Company's Florida subsidiary, Florida Public Utilities ("FPU"), for an additional 2,400 Dts/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline will construct a pipeline extension and regulator station for FPU. The extension will be used to support new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion will also improve reliability and provide operational benefits to FPU’s existing distribution system in the area, supporting future growth. Construction is forecasted to be complete in the third quarter of 2023.

Wildlight Expansion
In August 2022, Peninsula Pipeline and FPU filed a joint petition with the Florida PSC for approval of its Transportation Service Agreement associated with the Wildlight planned community located in Nassau County, Florida. The project enables the Company to meet the significant growing demand for service in Yulee, Florida. The agreement allows the Company to build the project during the construction and build-out of the community, and charge the reservation rate as each phase of the project goes into service. Construction of the pipeline facilities will occur in two separate phases. Phase one consists of three extensions with associated facilities, and a gas injection interconnect with associated facilities. Phase two will consist of two additional pipeline extensions. Various phases of the project commenced in the first quarter of 2023, with construction on the overall project continuing through 2025.

Lake Wales
In February 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida natural gas division, FPU for an additional 9,000 Dt/d of firm service in the Lake Wales, Florida area. The PSC approved the petition in April 2023.
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16-16-16-16
Approval of the agreement enabled Peninsula Pipeline to complete the acquisition of an existing pipeline in May 2023 that is being utilized to serve the Company's current natural gas customers as well as new customers.

Newberry
In April 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with FPU for an additional 8,000 Dt/d of firm service in the Newberry, Florida area. In July 2023, the Florida PSC approved the Company's recommendation to proceed with this project. Peninsula Pipeline will construct a pipeline extension which will be used by FPU to support the development of a natural gas distribution system to provide gas service to the City of Newberry.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third-party landfill fleet and to transport RNG to end use customers off its pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be injected. The Company includes its RNG transportation services and infrastructure related adjusted gross margin from across the organization in combination with CNG and LNG projects.

As new projects are finalized, we will provide additional detail on those projects at that time.

Discussed below is a current project in which we are in the construction phase:

Full Circle Dairy
In February 2023, the Company announced plans to construct, own and operate a dairy manure RNG facility at Full Circle Dairy in Madison County, Florida. The project consists of a facility converting dairy manure to RNG and transportation assets to bring the gas to market. The first injection of RNG is projected to occur in the first half of 2024.

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17-17-17-17
Regulatory Initiatives

Florida Gas Utility Access and Replacement Directive ("GUARD") Program
In February 2023, FPU filed a petition with the Florida PSC for approval of the GUARD program. GUARD is a ten-year program to enhance the safety, reliability, and accessibility of portions of the Company's natural gas distribution system. The Company has identified various categories of projects to be included in GUARD, which include the relocation of mains and service lines located in rear easements and other difficult to access areas to the front of the street, the replacement of problematic distribution mains, service lines, and M&R equipment and system reliability projects. In August 2023, the Florida PSC approved the GUARD program, with the exception of reliability projects with an approximate value of $10 million. The remainder of the program was approved as filed, which included $205 million of capital expenditures projected to be spent over a 10-year period.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
For the first half of 2023, lower consumption driven by weather experienced primarily during the first quarter resulted in a $9.1 million decrease in adjusted gross margin compared to the same period in 2022. The impact to adjusted gross margin was largely the result of unprecedented temperatures in the Company's northern service territories that were more than 20 percent higher than historical averages. Assuming normal temperatures, as detailed below, adjusted gross margin would have been higher by $10.3 million. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three and six months ended June 30, 2023 and 2022.
HDD and CDD Information

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Variance	2023	2022	Variance
Delmarva
Actual HDD	276	394	(118)	2,050	2,575	(525)
10-Year Average HDD ("Normal")	408	412	(4)	2,693	2,667	26
Variance from Normal	(132)	(18)		(643)	(92)

Florida
Actual HDD	26	37	(11)	370	534	(164)
10-Year Average HDD ("Normal")	44	45	(1)	549	542	7
Variance from Normal	(18)	(8)		(179)	(8)

Ohio
Actual HDD	678	604	74	3,062	3,530	(468)
10-Year Average HDD ("Normal")	631	630	1	3,596	3,542	54
Variance from Normal	47	(26)		(534)	(12)

Florida
Actual CDD	937	988	(51)	1,260	1,183	77
10-Year Average CDD ("Normal")	952	945	7	1,144	1,142	2
Variance from Normal	(15)	43		116	41

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18-18-18-18
Natural Gas Distribution Growth
The average number of residential customers served on the Delmarva Peninsula increased by approximately 5.5 percent and 5.7 percent, respectively, for the three and six months ended June 30, 2023, while Florida customers increased by 4.0 percent and 4.2 percent, respectively, for the three and six month periods. On the Delmarva Peninsula, a larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details are provided in the following table:

	Adjusted Gross Margin**
	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
(in thousands)	Delmarva Peninsula	Florida	Delmarva	Florida
Customer growth:
Residential	$476	$347	$1,086	$663
Commercial and industrial	241	780	453	1,164
Total customer growth (1)	$717	$1,127	$1,539	$1,827
(1) Customer growth amounts for Florida include the effects of revised rates associated with the Company's natural gas base rate proceeding.

Capital Investment Growth and Capital Structure Updates

The Company's capital expenditures were $91.9 million for the six months ended June 30, 2023. The following table shows a range of the forecasted 2023 capital expenditures by segment and by business line:

	2023
(in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$89,000	$100,000
Natural gas transmission	50,000	60,000
Electric distribution	13,000	15,000
Total Regulated Energy	152,000	175,000
Unregulated Energy:
Propane distribution	15,000	16,000
Energy transmission	8,000	9,000
Other unregulated energy	23,000	27,000
Total Unregulated Energy	46,000	52,000
Other:
Corporate and other businesses	2,000	3,000
Total 2023 Forecasted Capital Expenditures	$200,000	$230,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

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19-19-19-19
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 53 percent as of June 30, 2023.

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20-20-20-20
Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
(in thousands, except shares and per share data)
Operating Revenues
Regulated Energy	$101,141	$92,193	$243,411	$220,084
Unregulated Energy and other	34,452	47,277	110,311	142,266
Total Operating Revenues	135,593	139,470	353,722	362,350
Operating Expenses
Natural gas and electricity costs	23,886	21,573	79,174	67,016
Propane and natural gas costs	11,907	25,543	45,208	77,279
Operations	42,163	38,002	86,930	80,796
Maintenance	5,258	4,507	10,362	8,772
Depreciation and amortization	17,303	17,216	34,486	34,193
Other taxes	6,730	6,160	14,301	12,960
Total operating expenses	107,247	113,001	270,461	281,016
Operating Income	28,346	26,469	83,261	81,334
Other income, net	831	2,584	1,107	3,498
Interest charges	6,964	5,825	14,196	11,164
Income Before Income Taxes	22,213	23,228	70,172	73,668
Income Taxes	6,080	6,177	17,695	19,683
Net Income	$16,133	$17,051	$52,477	$53,985

Weighted Average Common Shares Outstanding:
Basic	17,794,320	17,730,833	17,777,203	17,704,592
Diluted	17,852,024	17,809,871	17,841,954	17,785,629

Earnings Per Share of Common Stock:
Basic	$0.91	$0.96	$2.95	$3.05
Diluted	$0.90	$0.96	$2.94	$3.04

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21-21-21-21
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2023	December 31, 2022
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,868,763	$1,802,999
Unregulated Energy	402,352	393,215
Other businesses and eliminations	29,213	29,890
Total property, plant and equipment	2,300,328	2,226,104
Less: Accumulated depreciation and amortization	(489,724)	(462,926)
Plus: Construction work in progress	60,578	47,295
Net property, plant and equipment	1,871,182	1,810,473
Current Assets
Cash and cash equivalents	4,169	6,204
Trade and other receivables	48,091	65,758
Less: Allowance for credit losses	(2,692)	(2,877)
Trade and other receivables, net	45,399	62,881
Accrued revenue	15,875	29,206
Propane inventory, at average cost	6,492	9,365
Other inventory, at average cost	17,873	16,896
Regulatory assets	26,343	41,439
Storage gas prepayments	3,208	6,364
Income taxes receivable	1,276	2,541
Prepaid expenses	12,496	15,865
Derivative assets, at fair value	1,704	2,787
Other current assets	1,934	428
Total current assets	136,769	193,976
Deferred Charges and Other Assets
Goodwill	46,213	46,213
Other intangible assets, net	16,965	17,859
Investments, at fair value	11,693	10,576
Derivative assets, at fair value	140	982
Operating lease right-of-use assets	13,432	14,421
Regulatory assets	95,985	108,214
Receivables and other deferred charges	12,111	12,323
Total deferred charges and other assets	196,539	210,588
Total Assets	$2,204,490	$2,215,037

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22-22-22-22

Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2023	December 31, 2022
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,662	8,635
Additional paid-in capital	380,830	380,036
Retained earnings	477,795	445,509
Accumulated other comprehensive income (loss)	(3,059)	(1,379)
Deferred compensation obligation	9,001	7,060
Treasury stock	(9,001)	(7,060)
Total stockholders’ equity	864,228	832,801
Long-term debt, net of current maturities	645,742	578,388
Total capitalization	1,509,970	1,411,189
Current Liabilities
Current portion of long-term debt	19,994	21,483
Short-term borrowing	95,807	202,157
Accounts payable	44,173	61,496
Customer deposits and refunds	38,468	37,152
Accrued interest	3,429	3,349
Dividends payable	10,500	9,492
Accrued compensation	9,772	14,660
Regulatory liabilities	12,894	5,031
Derivative liabilities, at fair value	2,178	585
Other accrued liabilities	17,942	13,618
Total current liabilities	255,157	369,023
Deferred Credits and Other Liabilities
Deferred income taxes	261,215	256,167
Regulatory liabilities	144,275	142,989
Environmental liabilities	2,512	3,272
Other pension and benefit costs	17,890	16,965
Derivative liabilities, at fair value	474	1,630
Operating lease - liabilities	11,585	12,392
Deferred investment tax credits and other liabilities	1,412	1,410
Total deferred credits and other liabilities	439,363	434,825
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,204,490	$2,215,037
(1) Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.
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23-23-23-23
Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2023			For the Three Months Ended June 30, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$16,878	$12,188	$11,023	$16,434	$10,605	$8,675
Commercial and Industrial	11,093	28,740	12,253	11,231	23,678	9,154
Other (2)	(3,858)	(162)	(242)	(4,254)	1,153	2,476
Total Operating Revenues	$24,113	$40,766	$23,034	$23,411	$35,436	$20,305

Volumes (in Dts for natural gas and MWHs for electric)
Residential	765,193	472,147	66,835	870,629	470,767	71,262
Commercial and Industrial	2,220,105	10,054,518	74,086	2,343,989	9,179,992	76,327
Other	63,787	—	—	70,395	814,475	1,979
Total	3,049,085	10,526,665	140,921	3,285,013	10,465,234	149,568

Average Customers
Residential	97,333	88,188	25,755	92,226	84,773	25,517
Commercial and Industrial	8,249	8,405	7,378	8,118	8,322	7,347
Other	22	6	—	4	6	—
Total	105,604	96,599	33,133	100,348	93,101	32,864

	For the Six Months Ended June 30, 2023			For the Six Months Ended June 30, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$58,898	$28,684	$22,380	$54,088	$25,796	$17,596
Commercial and Industrial	32,518	54,479	23,994	30,179	49,754	17,755
Other (2)	(6,911)	3,961	(603)	(4,907)	172	4,043
Total Operating Revenues	$84,505	$87,124	$45,771	$79,360	$75,722	$39,394

Volumes (in Dts for natural gas and MWHs for electric)
Residential	3,056,513	1,225,903	135,352	3,362,821	1,240,117	143,824
Commercial and Industrial	5,607,936	20,362,474	142,789	5,772,719	19,851,428	148,968
Other	151,323	627,934	—	162,284	1,669,484	3,970
Total	8,815,772	22,216,311	278,141	9,297,824	22,761,029	296,762

Average Customers
Residential	96,922	87,757	25,686	91,731	84,219	25,458
Commercial and Industrial	8,260	8,407	7,369	8,140	8,296	7,334
Other	23	6	—	4	6	—
Total	105,205	96,170	33,055	99,875	92,521	32,792

(1) In accordance with the Florida PSC approval of our natural gas base rate proceeding, effective March 1, 2023, our natural gas distribution businesses in Florida (FPU, FPU-Indiantown division, FPU-Fort Meade division and Chesapeake Utilities CFG division, collectively, "Florida natural gas distribution businesses") have been consolidated for rate-making purposes and amounts above are now being presented on a consolidated basis consistent with the final rate order.
(2) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.